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+--------+
| FORM 3 |          U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                  WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

    Anschutz Company
    ----------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

    555 17th Street, Suite 2400
    ----------------------------------------------------------------------------
                                   (Street)

    Denver, Colorado 80202
    ----------------------------------------------------------------------------
        (City)                      (State)                           (Zip)


2.  Date of Event Requiring Statement (Month/Day/Year)              11/29/2000
                                                                  --------------

3.  IRS Identification Number of Reporting Person if an Entity
    (Voluntary)
                --------------

4.  Issuer Name and Ticker or Trading Symbol         Internet Commerce &
                                                 Communications, Inc. (ICCX)
                                             -----------------------------------

5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    [ ] Director    [ ] Officer             [X] 10% Owner    [ ] Other
                        (give title below)                       (specify below)


    ----------------------------------------------------------------------------

6.  If Amendment, Date of Original (Month/Day/Year)
                                                    ----------------------------
7.  Individual or Joint Group Filing (Check Applicable Line)

          Form Filed by One Reporting Person
    -----
      X   Form filed by More than One Reporting Person
    -----
             TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

--------------------------------------------------------------------------------
1. Title           2. Amount of         3. Ownership Form:  4. Nature of
   of                 Securities Bene-     Direct (D) or       Indirect Bene-
   Security           ficially Owned       Indirect (I)        ficial Ownership
   (Instr. 4)         (Instr. 4)           (Instr. 5)          (Instr. 5)
--------------------------------------------------------------------------------
Common Stock          3,800,377(1)              I           By Interwest Group,
                                                                  Inc. (1)
--------------------------------------------------------------------------------

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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

              TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED
        (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative        2. Date Exer-    3. Title and Amount of Securities   4. Conversion   5. Ownership   6. Nature of In-
    Security (Instr. 4)           cisable and      Underlying Derivative Security      or              Form of        direct Bene-
                                  Expiration       (Instr. 4)                          Exercise        Derivative     ficial
                                  Date                                                 Price           Security:      Ownership
                                  (Month/Day/                                          of              Direct (D)     (Instr. 5)
                                  Year)                                                Derivative      or In-
                              ----------------------------------------------------     Security        direct (I)
                               Date      Expira-                        Amount or                      (Instr. 5)
                               Exer-     tion            Title          Number of
                               cisable   Date                           Shares
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

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

Explanation of Responses:

(1) This Form 3 is filed jointly by Interwest Group, Inc., Anschutz Company, and Philip F. Anschutz. Philip F. Anschutz is the owner of 100% of the capital stock of Anschutz Company, which is the owner of 100% of the capital stock of Interwest Group, Inc., which is the direct owner of the securities indicated.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                          Anschutz Company

                          By: Philip F. Anschutz
                          Title: Chairman

                              By: /s/ Robert M. Swysgood
                                  -----------------------
                              Name:   Robert M. Swysgood
                              Title: Attorney-in-Fact      December 11, 2000
                          -------------------------------  -----------------
                          **Signature of Reporting Person  Date

                            JOINT FILER INFORMATION

Name:                          Interwest Group, Inc.

Address:                       555 17th Street, Suite 2400
                               Denver, Colorado 80202

Designated Filer:              Anschutz Company

Issuer and Trading Symbol:     Internet Commerce & Communications, Inc.  (ICCX)

 Date of Event Requiring
 Statement:                    November 29, 2000

                               Interwest Group, Inc.

 Signature:                    By:    /s/ Lynn T. Wood        December 11, 2000
                                      ----------------------  -----------------
                               Name:  Lynn T. Wood            Date
                                      ----------------------
                               Title: Senior Vice President
                                      ----------------------

 Name:                         Philip F. Anschutz

 Address:                      555 17th Street, Suite 2400
                               Denver, Colorado 80202

 Designated Filer:             Anschutz Company

 Issuer and Trading Symbol:    Internet Commerce & Communications, Inc.  (ICCX)

 Date of Event Requiring
 Statement:                    November 29, 2000

 Signature:                    Philip F. Anschutz

                               By:    /s/ Robert M. Swysgood  December 11, 2000
                                      ----------------------  -----------------
                               Name:  Robert M. Swysgood      Date
                                      ----------------------
                               Title: Attorney-in-Fact
                                      ----------------------

                               POWER OF ATTORNEY

   I, Philip F Anschutz, hereby appoint Robert M. Swysgood, my true and lawful attorney-in-fact to:

        (1) execute for me and on my behalf, in my capacity as an individual and in my capacity as an officer and/or director of Anschutz Company and The Anschutz Corporation (the "Companies"), Forms 3, 4, and 5 and Schedules 13D and 13G and any Amendments thereto, in accordance with Sections 13 and 16 of the Securities Exchange Act of 1934 and the rules thereunder;

        (2) do and perform any and all acts for me and on my behalf which may be necessary or desirable to complete and execute any such Forms 3, 4, or 5 and Schedules 13D and 13G and any Amendments thereto and timely file such Form, Schedule or Amendment with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

        (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of the attorney-in-fact, may be of benefit to, in the best interest of, or legally required by me, it being understood that the documents executed by the attorney-in-fact on my behalf pursuant to the Power of Attorney shall be in such form and shall contain such terms and conditions as the attorney-in-fact may approve in his discretion.

     I hereby grant to the attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted as fully to all intents and purposes as I might or could do it personally present, with full power of substitution or revocation, hereby ratifying and confirming all that the attorney-in-fact, or the attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. I hereby acknowledge that the foregoing attorney-in-fact, in serving in such capacity at my request, is not assuming, nor are the Companies assuming, any of my responsibilities to comply with Section 13 or 16 of the securities Exchange Act of 1934.

     This Power of Attorney shall remain in full force and effect until I am no longer required to file Forms 3, 4, and 5 and Schedules 13D and 13G and any Amendments thereto, unless I earlier revoke this Power of Attorney in a signed writing delivered to the attorney-in-fact.

     IN WITNESS WHEREOF, I hereby cause this Power of Attorney to be executed as of this 21st day of October, 1999.


                                        /s/ Philip F. Anschutz
                                        ----------------------
                                        Philip F. Anschutz